                                                                   EXHIBIT 10.1






                          PURCHASE AND SALE AGREEMENT

                            AND ESCROW INSTRUCTIONS




SELLER:          MS VICKERS II, LLC, a Delaware limited liability company

BUYER:           NEUROCRINE BIOSCIENCES, INC., a Delaware corporation

PROPERTY:        Lots 29 and 30

ESCROW:          Chicago Title Company

ESCROW NO.:      7353001-48





                      TORREY PINES SCIENCE CENTER, UNIT 2

                             SAN DIEGO, CALIFORNIA

                               TABLE OF CONTENTS

                                                                                                                    PAGE
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
ARTICLE 1 - AGREEMENT OF PURCHASE AND SALE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

         1.1     Description of Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
         1.2     Purchase and Sale; Effective Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
         1.3     Deposit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         1.4     LIQUIDATED DAMAGES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

ARTICLE 2 - PURCHASE PRICE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

         2.1     Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

ARTICLE 3 - ESCROW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

         3.1     Escrow Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
         3.2     Opening of Escrow  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
         3.3     Escrow Instructions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         3.4     Close of Escrow  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         3.5     Deliveries to Escrow . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         3.6     Completion of Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
         3.7     Prorations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
         3.8     Escrow Fees and Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
         3.9     Existing Encumbrances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
         3.10    Distribution of Funds and Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

ARTICLE 4 - TITLE MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6

         4.1     Preliminary Report . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
         4.2     Title Policy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
         4.3     ALTA Title Coverage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
         4.4     Grant Deed . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9

ARTICLE 5 - CONDITIONS TO CLOSE OF ESCROW . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9

         5.1     Delivery of Project Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
         5.2     Due Diligence Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
         5.3     Closing Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12

                               TABLE OF CONTENTS
                                  (CONTINUED)


                                                                                                                     PAGE
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
ARTICLE 6 - REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12

         6.1     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
         6.2     Condition of Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
         6.3     Buyer's Representation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
         6.4     Seller's Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
         6.5     Real Estate Commissions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
         6.6     Land Sales Disclosure Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
         6.7     Survival of Warranties and Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19

ARTICLE 7 - ADDITIONAL OBLIGATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19

         7.1     Buyer's Access to Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
         7.2     Seller's Improvements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
         7.3     Government Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
         7.4     Damage or Destruction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
         7.5     Condemnation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
         7.6     Possession . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22

ARTICLE 8 - GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

         8.1     Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
         8.2     Attorneys' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
         8.3     Computation of Time Periods  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
         8.4     Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
         8.5     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
         8.6     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
         8.7     Exhibits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
         8.8     Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
         8.9     Gender, Number . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
         8.10    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
         8.11    Joint and Several Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
         8.12    Modification, Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
         8.13    Mutual Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
         8.14    No Other Inducement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
         8.15    Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
         8.16    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
         8.17    Successors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
         8.18    Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27

EXHIBITS

         A       General Escrow Instructions
         B       Grant Deed
         C       Non-Foreign Affidavit
         D       Interstate Land Sales Act Section

                          PURCHASE AND SALE AGREEMENT
                            AND ESCROW INSTRUCTIONS



         This PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS ("Agreement"), effective as of February 13, 1997 ("Effective Date"), is entered into by and between MS VICKERS II, LLC, a Delaware limited liability company ("Seller"), and NEUROCRINE BIOSCIENCES, INC., a Delaware corporation ("Buyer"), and constitutes
(1) an agreement of purchase and sale between the parties and (2) joint escrow instructions to the Escrow Agent identified herein.

         NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:


                                   ARTICLE 1
                         AGREEMENT OF PURCHASE AND SALE

         1.1     Description of Property.

                 (a) Legal Description. Seller owns real property ("Property") legally described as:

                          Lots 29 and 30 of Torrey Pines Science Center, Unit No. 2, in the City of San Diego, County of San Diego, State of California, according to Map thereof No. 12845, filed in the Office of the County Recorder of San Diego County on July 23, 1991.

                 (b) Building Area Allocation. The Property is part of the Torrey Pines Science Center ("Science Center"), which is subject to the Planned Industrial Development Permit ("PID") described in Section 5.1(d). The PID limits the maximum permissible building area square footage which can be constructed in the Science Center, and Table 1 of the PID allocates this building area square footage among the Lots included in the Science Center.
The building area allocated to the Property pursuant to the PID is 48,200 gross square feet for Lot 29 and 112,400 gross square feet for Lot 30. Seller shall not process any change to such allocation.

         1.2 Purchase and Sale; Effective Date. Execution of this Agreement by both parties creates a binding agreement, whereby Seller agrees to sell the Property to Buyer and Buyer agrees to purchase the Property from Seller, on the terms and conditions stated herein. This Agreement shall be effective on the Effective Date set forth above, which shall be the date of execution by the last party to sign.

         1.3     Deposit.

                 (a) Deposit. Concurrently with delivery of the executed Agreement to Escrow, Buyer shall deliver to Escrow a deposit in the amount of $250,000 ("Deposit"), in the form of funds by federal wire or a cashier's or certified check drawn on a California bank account payable to Escrow Agent. Escrow Agent shall invest the Deposit in a federally-insured, interest-bearing account approved by Buyer, provided that such investment shall not delay release of the Deposit to Seller as provided below. All interest earned on the Deposit prior to release to Seller shall be Buyer's.

                 (b) Credit, Release, Return of Deposit. The Deposit shall be returned to Buyer if this Agreement and the Escrow are terminated as a result of: (1) nonsatisfaction of a Due Diligence Condition pursuant to Section 5.2(d); (2) nonsatisfaction of a Closing Condition pursuant to Section 5.3(c); or (3) a material default by Seller or a material breach by Seller of any of the representations set forth in Section 6.4. If this Agreement and the Escrow are not terminated for nonsatisfaction of a Due Diligence Condition prior to expiration of the Due Diligence Period defined in Section 5.2(a), then Escrow Agent shall release the Deposit ($250,000) to Seller, without further instructions from the parties. The Deposit shall be nonrefundable to Buyer after such release if the Escrow fails to close due to Buyer's default. The payment of the Deposit to Seller under the foregoing circumstances is intended to serve as liquidated damages pursuant to Section 1.4 below. The Deposit shall be credited to Buyer and applied against the Purchase Price at the Closing. No interest for the period commencing upon release of the Deposit to Seller shall be payable to Buyer or credited against the Purchase Price.

         1.4 LIQUIDATED DAMAGES. THE PARTIES ACKNOWLEDGE AND AGREE THAT SELLER WILL SUFFER SUBSTANTIAL DAMAGES IF BUYER FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY BY THE CLOSING DEADLINE IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT FOR ANY REASON, OTHER THAN NONSATISFACTION OF THE CONDITIONS SET FORTH IN ARTICLE 5 (TIMELY RAISED) OR A DEFAULT BY SELLER OR A MATERIAL BREACH BY SELLER OF ANY REPRESENTATION SET FORTH IN SECTION 6.4. GIVEN FLUCTUATIONS IN LAND VALUES, THE UNPREDICTABLE STATE OF THE ECONOMY AND OF GOVERNMENTAL REGULATIONS, THE FLUCTUATING MONEY MARKET FOR REAL ESTATE LOANS AND OTHER FACTORS WHICH DIRECTLY AFFECT THE VALUE AND MARKETABILITY OF THE PROPERTY, THE PARTIES REALIZE THAT IT WILL BE EXTREMELY DIFFICULT AND IMPRACTICAL, IF NOT IMPOSSIBLE, TO ASCERTAIN WITH ANY DEGREE OF CERTAINTY THE ACTUAL AMOUNT OF SELLER'S DAMAGES IN THE EVENT OF SUCH FAILURE TO PERFORM BY BUYER. THEREFORE, THE PARTIES HEREBY AGREE THAT THE $250,000 DEPOSIT REPRESENTS A REASONABLE ESTIMATE OF SUCH DAMAGES, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF EXECUTION OF THIS AGREEMENT. SELLER SHALL HAVE THE RIGHT TO RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES PURSUANT TO CALIFORNIA CIVIL CODE SECTION 1671, AS SELLER'S SOLE REMEDY AS A RESULT OF BUYER'S FAILURE TO PURCHASE THE PROPERTY IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT. NOTWITHSTANDING THE FOREGOING, THIS SECTION SHALL NOT LIMIT OR

LIQUIDATE ANY OBLIGATIONS OR LIABILITIES OF BUYER PURSUANT TO SECTION 7.1 OR BUYER'S OBLIGATION TO PAY ATTORNEYS' FEES AND COSTS PURSUANT TO SECTION 8.2. BY SIGNING THEIR INITIALS BELOW, EACH PARTY CONFIRMS ITS CONSENT TO AND AGREEMENT WITH THE PROVISIONS OF THIS PARAGRAPH:


                 --------------------------        --------------------------
                 Seller's Initials                 Buyer's Initials


                                   ARTICLE 2
                                 PURCHASE PRICE

         2.1 Purchase Price. The Purchase Price which Buyer agrees to pay and Seller agrees to accept for the Property is FOUR MILLION NINE HUNDRED SEVENTY-EIGHT THOUSAND SIX HUNDRED DOLLARS ($4,978,600) payable in cash through Escrow as follows:

                 (a) The Deposit of $250,000 shall be delivered to Escrow Agent and released to Seller, as provided in Section 1.3; and

                 (b) The balance of $4,728,600 shall be delivered to Escrow Agent in cash, in the form of Good Funds, prior to the Closing Date (as defined in Section 3.4). As used herein, "Good Funds" means cash or funds by federal wire received by Escrow Agent on the business day preceding the Closing Date, or funds in such other form delivered to Escrow Agent a sufficient time in advance to permit disbursement of such funds [minus the Escrow Withhold described in Section 7.2(d)] to Seller on the Closing Date under applicable law and Escrow Agent's standard practice.


                                   ARTICLE 3
                                     ESCROW

         3.1 Escrow Agent. Chicago Title Company [ATTN: Trish Erickson, Escrow Officer, 925 B Street, San Diego, CA 92101, Tel.: (619) 544-6268, Fax:
(619) 544-6229] ("Escrow Agent") is designated, authorized and instructed to act as Escrow Agent pursuant to the terms of this Agreement. The escrow for this transaction ("Escrow") is identified as Escrow No. 7353001-48.

         3.2 Opening of Escrow. Within three (3) business days after execution of this Agreement by both parties, Buyer's Deposit and a fully executed original of this Agreement shall be delivered to Escrow. "Opening of Escrow" means the date Escrow Agent receives such delivery. Escrow Agent shall acknowledge the Opening of Escrow and its agreement to act as the escrow agent hereunder by: (a) executing the Consent of Escrow Agent attached hereto; and
(b) promptly delivering a copy of the executed Consent to Seller and Buyer.

         3.3 Escrow Instructions. The Escrow shall be maintained solely for the purpose of holding and disbursing monetary deposits and documents as directed by Buyer and Seller, and Escrow Agent is hereby directed to disburse funds held by it in accordance with the terms of this Agreement, or as otherwise set forth in written instructions executed by both Buyer and Seller. This Agreement shall constitute initial escrow instructions to Escrow Agent. Escrow Agent's general escrow instructions are attached hereto as Exhibit "A" and made a part hereof, to the extent they are consistent with the provisions of this Agreement. The parties shall execute any additional escrow instructions reasonably required by Escrow Agent to consummate the transaction provided for herein; provided, however, such additional escrow instructions shall not modify the provisions of this Agreement, unless such instructions (a) state the modification in full, and (b) are signed by both parties.

         3.4     Close of Escrow.

                 (a) Closing Date. "Close of Escrow" or "Closing" means the date Escrow Agent records the Grant Deed in favor of Buyer and delivers to Seller the Purchase Price (minus the Deposit previously released to Seller and the Escrow Withhold). "Closing Date" means the date the Closing actually occurs. Provided the conditions described in Article 5 have been satisfied or waived as provided therein, the Closing shall occur on a date designated by Buyer and reasonably approved by Seller but in no event later than forty-five
(45) days after expiration of the Due Diligence Period defined in Section 5.2(a) ("Closing Deadline").

                 (b) Material Term. BUYER ACKNOWLEDGES THAT A TIMELY CLOSING ON OR BEFORE THE CLOSING DEADLINE IS A MATERIAL TERM OF THIS AGREEMENT FOR THE BENEFIT OF SELLER, AND THE CLOSING DEADLINE MAY NOT BE EXTENDED EXCEPT BY A WRITTEN ESCROW INSTRUCTION SIGNED BY BUYER AND SELLER. If the Closing does not occur on or before the Closing Deadline, for any reason other than nonsatisfaction of a Closing Condition or a default by Seller or a material breach by Seller of any of the representations set forth in Section 6.4, and if the Closing Deadline has not been extended by written instructions signed by Buyer and Seller, then Buyer shall be in material default hereunder and Seller shall have the unilateral right to terminate this Agreement and the Escrow by delivering written notice to Escrow Agent (with a copy to Buyer). In the event of termination pursuant to this Section, Seller shall have no further obligations hereunder. Such termination shall not release Buyer's liability for such default, or any other liabilities of Buyer hereunder which arise prior to the termination date or pursuant to Sections 7.1 and/or 8.2, and shall not affect Seller's rights and remedies as a result of such default, subject to the limitation on Seller's remedies set forth in Section 1.4. If Seller does not elect to exercise its right to terminate this Agreement and the Escrow as set forth above, Escrow Agent shall proceed to complete the Closing as soon as possible.

         3.5 Deliveries to Escrow. Prior to the Closing Date, each party shall timely deliver to Escrow all funds and documents required to complete the Closing under the terms of this Agreement, including, but not limited to, prorated amounts and other payments required under Sections 3.7 and 3.8. Failure by a party to make any such delivery shall constitute a material default by such party hereunder.

         3.6 Completion of Documents. Escrow Agent is authorized to collate counterparts of documents deposited in Escrow, and to otherwise complete such documents in accordance with instructions received by both parties, where appropriate and consistent with this Agreement.

         3.7 Prorations. The following items shall be prorated in Escrow, as of the date of Close of Escrow, such that Seller is responsible for the period prior to the Closing Date and Buyer is responsible for the period on and after the Closing Date: (a) County, City and special district (if any) taxes and assessments, based upon the most recent official information available in the office of the taxing entity, including without limitation the amount of any supplemental taxes; and (b) assessments payable pursuant to the CC&Rs defined in Section 5.1(a). All prorations shall be made on the basis of a 30-day month and a 360-day year, unless the parties otherwise agree in writing. If either party receives, after Close of Escrow, a supplemental tax assessment based upon new construction or a change in ownership occurring prior to the Closing Date, then, within thirty (30) days after receipt, the parties shall prorate said supplemental assessment outside of Escrow (but as of the Closing Date) and make any appropriate payments.

         3.8     Escrow Fees and Costs.

                 (a) Seller's Payments. Seller shall pay: (1) the County Documentary Transfer Tax, in the amount Escrow Agent determines to be required by law; (2) the cost of the CLTA Title Policy described in Section 4.2; (3) one-half of Escrow Agent's escrow fee or escrow cancellation charge; and (4) other Seller's charges and expenses, in accordance with the customary practices of Escrow Agent.

                 (b) Buyer's Payments. Buyer shall pay: (1) one-half of Escrow Agent's escrow fee or escrow cancellation charge; (2) the additional cost of ALTA extended title insurance coverage, if requested by Buyer as described in Section 4.3; (3) the cost of recording the Grant Deed described in
Section 4.4; and (4) other Buyer's charges and expenses, in accordance with the customary practices of Escrow Agent.

                 (c) Default. Notwithstanding the foregoing, in the event of a default by Buyer or Seller hereunder, all cancellation and other escrow charges shall be paid by the defaulting party.

         3.9 Existing Encumbrances. Escrow Agent is authorized to obtain a beneficiary demand and request for reconveyance (in a form reasonably approved by Seller) for any Deeds of Trust affecting the Property, which shall be reconveyed at the Closing for the affected Lot.

         3.10 Distribution of Funds and Documents. At the Closing, Escrow Agent shall do each of the following:

                 (a) Payment of Encumbrances. Pay the amount required to release any Deeds of Trust described in Section 3.9 in accordance with the demands approved by Seller, utilizing funds to which Seller shall be entitled upon Close of Escrow.

                 (b) Recordation of Documents. Submit to the County Recorder of San Diego County the Grant Deed and each other document to be recorded under the terms of this Agreement or by general usage, and, after recordation, cause the County Recorder to mail the Grant Deed to Buyer and each other such document to the grantee, beneficiary or person acquiring rights thereunder or for whose benefit said document was recorded. The County Documentary Transfer Tax shall be set forth in a statement separate from the Grant Deed and shall not be reflected in any recorded document.

                 (c) Non-Recorded Documents. Deliver by United States mail (or hold for personal pickup, if requested): (1) the Title Policy to Buyer; and (2) each other non-recorded document received hereunder to the payee or person acquiring rights thereunder or for whose benefit said document was acquired.

                 (d) Distribution of Funds. Reserve in Escrow the Escrow Withhold in accordance with Section 7.2(d) and distribute, pursuant to unilateral instructions to be given by the recipient: (1) to Seller, or order, the balance of the Purchase Price, adjusted for prorations, charges and other credits and debits provided for herein; and (2) to Buyer, or order, any excess funds delivered to Escrow Agent by Buyer.

                 (e) Conformed Copies. Upon Close of Escrow, Escrow Agent shall deliver to Seller and Buyer copies of all fully executed documents and escrow instructions. Each recorded document shall be conformed to show the recording date and file number.

                 (f) Closing Statement. As soon as reasonably possible after the Closing, Escrow Agent shall prepare a final accounting and closing statement and send a copy to Seller and Buyer.


                                   ARTICLE 4
                                 TITLE MATTERS

         4.1     Preliminary Report.

                 (a) Delivery of PR. Buyer acknowledges receipt of a CLTA preliminary report for the Property, issued by Chicago Title Company [ATTN: Ken Cyr, Title Officer] ("Title Insurer"), dated as of January 6, 1997, together with copies of all underlying documents referred to therein. The preliminary report ("PR") is identified as Order No. 7353001-13. Escrow Agent shall cause the Title Insurer to deliver to Buyer, as soon as possible, a plat of all easements indicated as exceptions in the PR. During the period between the Effective Date and the Closing or earlier termination of this Agreement, Seller shall not create any further liens or encumbrances to title without Buyer's prior written consent, except for the Permitted Exceptions and matters which arise due to events outside Seller's reasonable control.

                 (b) Permitted Exceptions. Subject to the provisions for objection and cure set forth in Sections 4.1(c) through (f) below, the following matters shall be deemed permitted exceptions to title to the Property ("Permitted Exceptions"), and Buyer shall take title to the Property subject thereto:

                          (1) The lien of current, non-delinquent real estate taxes and assessments, including, but not limited to, any notice of assessment relating to the F.B.A. described in Section 6.2(i);

                          (2) The lien of any supplemental taxes assessed pursuant to Chapter 3.5 commencing with Section 75 of the California Revenue and Taxation Code which (i) arise after the Closing, or (ii) arise after the Effective Date of this Agreement as a result of Seller's Improvements [defined in Section 7.2(a)] or a change of ownership by Seller as permitted under Section 8.1;

                          (3) The exceptions set forth in the PR or any supplement thereto (including any supplement resulting from a survey or inspection required to issue ALTA coverage, if Buyer elects such coverage as described in Section 4.3), to the extent they are either approved by Buyer or disapproved by Buyer but cured by Seller pursuant to Sections 4.1(c) through (f) below;

                          (4) The CC&Rs described in Section 5.1(a), including any amendment thereto recorded prior to the Closing Date, provided that such amendment has been approved by Buyer in the manner provided for approval of supplements to the PR as set forth below in this Section 4.1; and Buyer's approval shall not be unreasonably withheld if such amendment does not materially impair development or use of the Property and does not materially increase the assessments allocable to the Property;

                          (5) Exceptions required to complete Seller's Improvements in accordance with Section 7.2, provided they do not materially impair development and use of the Property and do not include monetary liens against the Property;

                          (6) Exceptions reasonably necessary to develop the Property or required under the terms of any governmental conditions of approval for the Science Center, provided they do not materially impair development and use of the Property and do not include monetary liens against the Property; and

                          (7) Any other matters requested, solely caused or approved in writing by Buyer.

                 (c) Approval of PR. Buyer shall have until the date which is fifteen (15) days prior to expiration of the Due Diligence Period ("PR Approval Deadline") to notify Escrow Agent (with a copy to Seller), in writing, of its objection to any exceptions identified in the PR or any other matters indicated as Permitted Exceptions in Section 4.1(b). If the Title Insurer issues any supplement to the PR which identifies any additional exceptions which are not Permitted Exceptions, Buyer shall have the right to deliver written notice of its objection to the same, in writing, to Escrow Agent (with a copy to Seller): (1) prior to the PR Approval Deadline, in the case of any new exceptions resulting from the ALTA survey and inspection (if Buyer elects ALTA coverage, as further described in Section 4.3) and any supplement received by Buyer at least three (3) business days prior to the PR Approval Deadline; or
(2) five (5) business days after receipt, in the case of all other supplements. All exceptions which are approved by Buyer shall be deemed Permitted Exceptions.

                 (d) No Objection. If Buyer's written disapproval is not received by Escrow Agent within the applicable time period set forth in (c) above, Buyer shall be deemed to have disapproved the PR or supplement thereto and all exceptions indicated therein.

                 (e) Cure of Disapproved Exceptions. If Buyer timely disapproves one or more exceptions as described above, Seller shall have the right, but not the obligation, to cure such objection by delivering written notice to Escrow Agent (with a copy to Buyer) within ten (10) days after Seller's receipt of Buyer's objection, indicating that Seller will either eliminate such exception(s) prior to the Closing Date or cause the Title Insurer to insure over such exception(s) in a manner reasonably acceptable to Buyer. If Seller delivers such written election to cure disapproved exceptions, Seller shall have until the Closing Date to complete the cure. If Seller fails to deliver such written notice, Seller shall be deemed to have elected not to cure the disapproved exceptions. All disapproved exceptions which are cured by Seller pursuant to this Section shall be deemed Permitted Exceptions.

                 (f) Right to Cancel or Perform. If Seller does not elect to cure each disapproved exception, as described above, Buyer shall elect one of the following, by delivering written notice to Escrow Agent (with a copy to Seller) prior to expiration of the Due Diligence Period: (1) to waive its objections, take title subject to such exceptions, which shall be deemed Permitted Exceptions, and proceed with Close of Escrow; or (2) to terminate this Agreement and the Escrow for nonsatisfaction of a condition pursuant to
Article 5, in which event neither party shall have any further rights or obligations hereunder (except for any liability of Buyer pursuant to Section 7.1). If Buyer fails to deliver notice of its election prior to the applicable deadline, Buyer will be deemed to have elected to terminate this Agreement and the Escrow as described in (2) above.

         4.2 Title Policy. As of the Closing, Title Insurer shall issue, or be committed to issue, a standard form CLTA Owner's Title Insurance Policy ("Title Policy") insuring Buyer's title to the Property in the amount of the Purchase Price. The Title Policy shall be subject only to: (a) the Permitted Exceptions; and (b) matters excepted or excluded from coverage by the printed terms of the Title Policy's standard form.

         4.3 ALTA Title Coverage. Buyer may elect to obtain ALTA title insurance coverage, rather than the CLTA Title Policy described in Section 4.2, subject to the following conditions:

                 (a) Provision of such coverage shall not delay the Close of Escrow;

                 (b) Buyer shall pay all additional costs of obtaining such coverage, including the cost of any required survey;

                 (c) Buyer shall obtain and deliver to the Title Insurer any required survey and order the Title Insurer's inspection of the Property a sufficient time in advance so that any additional exceptions resulting from the Title Insurer's review of the survey and inspection will be reviewed and approved or disapproved by Buyer in the manner and prior to the PR Approval Deadline set forth in Section 4.1(c); and

                 (d) Seller shall have the option (but not the obligation) to cure any such disapproved exceptions as described in Section 4.1(e) and (f).

         4.4 Grant Deed. Prior to the Closing, Seller and Buyer shall execute, acknowledge and deliver to Escrow a Grant Deed, in the form attached hereto as Exhibit "B", conveying the Property to Buyer subject to the covenants, restrictions, reservations and other matters set forth therein.


                                   ARTICLE 5
                         CONDITIONS TO CLOSE OF ESCROW

         5.1 Delivery of Project Documents. Buyer acknowledges receipt of copies of the following documents relating to the Property ("Project Documents"):

                 (a) Declaration of Covenants, Conditions and Restrictions for Torrey Pines Science Center (Unit 2) dated June 22, 1994, and recorded on June 27, 1994 as File No. 1994-0405385 of the Official Records of San Diego County, California ("CC&Rs");

                 (b) Articles of Incorporation and Bylaws of Torrey Pines Science Center Association for Unit 2;

                 (c) Declaration of Restrictions and Maintenance Agreement executed by Chevron and recorded on February 15, 1990 as File No. 90-086015 of the Official Records of San Diego County, California;

                 (d) Planned Industrial Development Permit No. 86-0884 and Planning Director Resolution No. 7658, dated September 26, 1988, as amended to incorporate the conditions of approval of Coastal Development Permit No. 6-88-504, and including a copy of the City regulations for the SR Zone;

                 (e) Coastal Development Permit No. 6-88-504, approved February 5, 1991, and all conditions of approval thereof;

                 (f) Transportation Demand Management Program for Torrey Pines Science Center, prepared by The North City TMA Network, dated January 24, 1990;

                 (g) Torrey Pines Science Center Signage Guidelines and Criteria, prepared by Graphics Solutions, dated November 17, 1989;

                 (h)      Final Map No. 12845;

                 (i)      The PR and title documents described in Section
4.1(a);

                 (j) Preliminary Geotechnical Investigation prepared by Leighton Associates dated December 19, 1989;

                 (k) As-Graded Geotechnical Report prepared by Leighton Associates dated December 12, 1991;

                 (l) Grading Plans for Torrey Pines Science Center Unit 2, prepared by Rick Engineering and approved by the City Engineer on March 13, 1991, and a Certificate from Rick Engineering indicating that the Property has been graded in conformance with such Grading Plans;

                 (m) Phase I Environmental Site Assessment prepared by Harding Lawson Associates dated October 19, 1988;

                 (n) Phase II Environmental Site Assessment prepared by Harding Lawson Associates dated April 17, 1989;

                 (o) Updated Phase I Environmental Site Assessment prepared by Harding Lawson Associates dated April 29, 1994;

                 (p) Documents evidencing the release of the Property from the Licenses described in Section 6.2(d); and

                 (q) Improvement Plans for Science Center Drive, consisting of City of San Diego Drawing No. 27897--Sheets 1 through 30--D, dated September 29, 1995, prepared by Rick Engineering.

         5.2     Due Diligence Conditions.

                 (a) Due Diligence Period. The "Due Diligence Period" means a period beginning on the Effective Date of this Agreement and terminating forty-five (45) days after the Effective Date.

                 (b) Conditions. Close of Escrow shall be contingent upon satisfaction or waiver of each of the following conditions ("Due Diligence Conditions") prior to expiration of the Due Diligence Period:

                          (1)     Title Matters.  Pursuant to and within the
time deadlines specified in Sections 4.1 and 4.3, as applicable: (A) Buyer's approval, in its sole discretion [except as provided in Section 4.1(b)(4)] of the PR and any supplements thereto which are required to be approved or disapproved prior to the PR Approval Deadline, and the survey and inspection (if ALTA title insurance coverage is requested by Buyer pursuant to Section 4.3); or (B) Seller's election to cure all exceptions disapproved by Buyer; or (C) Buyer's waiver of any remaining disapproved exception(s).

                          (2)     Due Diligence Review.  Buyer's approval, in
its sole discretion, of all aspects of the Property and the feasibility of Buyer developing the Property for Buyer's use, after such examination, inspection, investigation and review during the Due Diligence Period as Buyer considers it appropriate to undertake, including, but not limited to, review of the following:

                                  (A)      The Project Documents described in
         Section 5.1;

                                  (B)      All applicable zoning, subdivision,
         development, land use, environmental, building and other governmental laws, ordinances, rules, regulations and requirements, the terms and conditions of all governmental permits and approvals affecting the Property, and the Property's compliance with the foregoing;

                                  (C)      The physical conditions of the
         Property, including soils, subsurface, geotechnical, seismic, hydrological and environmental conditions; and

                                  (D)      All other matters relating to the
         condition, value, fitness, suitability, development, improvement or use of the Property, including all matters described in Section 6.2, and all matters Buyer may deem necessary or appropriate.

All costs incurred by Buyer in conducting the due diligence review described above shall be paid by Buyer.

                          (3)     Schedule, Cost Estimate for Seller's
Improvements. Approval by Seller and Buyer, in writing, of the Cost Estimate and a schedule for completion of Seller's Improvements, as further described in
Section 7.2.

                 (c) Waiver, Satisfaction of Conditions. The Due Diligence Conditions described in Sections 5.2(b)(1) and (2) are for the benefit of Buyer and may be unilaterally waived by Buyer. The Due Diligence Condition described in Section 5.2(b)(3) is for the benefit of both Seller and Buyer and can be waived only with the approval of both parties. All waivers shall be delivered in writing to Escrow Agent prior to expiration of the Due Diligence Period. If Buyer fails to deliver written notice of nonsatisfaction of the Due Diligence Condition described in Section 5.2(b)(2) prior to expiration of the Due Diligence Period, such condition shall be deemed not satisfied.

                 (d) Failure of Conditions. If any Due Diligence Condition is not satisfied or waived prior to expiration of the Due Diligence Period, either party (provided such party is not in default hereunder) may unilaterally terminate this Agreement and the Escrow by giving written notice of termination to Escrow Agent (with a copy to the other party); provided, however, that any termination by Buyer as a result of nonsatisfaction of any Due Diligence Condition shall be effective only if Buyer's written notice of termination is delivered to Seller and Escrow Agent prior to expiration of the Due Diligence Period. In the event of such termination, Buyer's Deposit shall immediately be returned to Buyer and neither party shall have any further rights or obligations hereunder, except for any liability or obligation of Buyer pursuant to Section 7.1.

         5.3     Closing Conditions.

                 (a) Conditions. The Closing is contingent upon satisfaction or waiver of the following conditions ("Closing Conditions") prior to the Closing Deadline: (1) Buyer's approval of any new title exceptions which Buyer has a right to approve and which were not required to be approved or disapproved prior to expiration of the Due Diligence Period pursuant to the provisions of Sections 4.1 and 4.3, or Seller's election to cure all such exceptions disapproved by Buyer, or Buyer's waiver of any remaining such exception(s), pursuant to and within the time deadlines specified in Section 4.1(c) through (f); (2) the Title Insurer's issuance or commitment to issue the Title Policy described in Section 4.2 (or Section 4.3, if applicable); (3) Buyer's representations and warranties shall be true in all material respects as of the Closing Date; and (4) Seller's representations and warranties shall be true in all material respects as of the Closing Date, after giving effect to the provisions of Section 6.4(j).

                 (b) Satisfaction, Waiver of Conditions. The Closing Conditions described in Section 5.3(a)(1), (2) and (4) are for the benefit of Buyer and may be unilaterally waived by Buyer. The Closing Condition described in Section 5.3(a)(3) is for the benefit of Seller and may be unilaterally waived by Seller. All waivers shall be delivered in writing to Escrow Agent prior to the Closing Deadline.

                 (c) Failure of Conditions. If any Closing Condition is not satisfied or waived by the benefitted party by the Closing Deadline, either party (provided such party is not in default hereunder) may unilaterally terminate this Agreement and the Escrow by giving written notice of termination to Escrow Agent (with a copy to the other party). In the event of such termination, Buyer's Deposit shall immediately be returned and neither party shall have any further rights or obligations hereunder, except for any liability or obligation of Buyer pursuant to Section 7.1.


                                   ARTICLE 6
                         REPRESENTATIONS AND WARRANTIES

         6.1 Definitions. For purposes of this Article 6, the following terms shall have the meanings set forth below.

                 (a) Laws. "Laws" means all governmental laws, statutes, ordinances, resolutions, rules, regulations, restrictions and requirements applicable to the Property, whether now or hereafter in effect, and as amended or supplemented from time to time.

                 (b) Environmental Laws. "Environmental Laws" means all Laws applicable to the physical condition of the Property or the presence of any substance thereon, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C.

Sections 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.) the Clean Water Act (33 U.S.C. Sections 466 et seq.), the Safe Drinking Water Act (14 U.S.C. Sections 300f et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Sections 5101 et seq.), the Toxic Substances Control Act (15 U.S.C. Sections 2601 et seq.), the California Hazardous Waste Control Act (California Health and Safety Code Sections 25100 et seq.), the California Hazardous Substances Account Act (California Health and Safety Code Sections 25300 et seq.), the Safe Drinking Water and Toxic Enforcement Act ("Proposition 65") (California Health and Safety Code Sections 25249.5 et seq.), and the Porter-Cologne Water Quality Control Act (California Health and Safety Code Sections 13000 et seq.), and any similar federal, state or local Laws, all regulations and publications implementing or promulgated pursuant to the foregoing, as any of the foregoing may be amended or supplemented from time to time.

                 (c) Hazardous Materials. "Hazardous Materials" shall include, but are not limited to, substances which are flammable; explosive; corrosive; radioactive; toxic; and any substances defined or regulated as hazardous substances, hazardous materials, toxic substances or hazardous wastes in any of the Environmental Laws. Hazardous Materials shall also include asbestos and those asbestos-containing materials defined and described in Environmental Protection Agency Report No. 56/5 - 85 - 024 (June, 1985) or any related or successor report or other applicable government regulations defining or describing such materials.

                 (d) Seller's Knowledge. References to "Seller's knowledge," matters "known to Seller", or words of like import shall mean, and be limited to, the actual, current knowledge of James R. Brooks and John V. Bragg, Jr. and shall not include any imputed or constructive knowledge, and no duty of inquiry or investigation by Seller is implied or required.

         6.2     Condition of Property.

                 (a) Disclaimer. Buyer acknowledges that: (1) except for the Seller's Improvements described in Section 7.2, Seller has no obligation to complete any improvements located on or relating to the Property, either before or after the Closing; (2) except as expressly provided in Section 6.4, Seller makes no representations or warranties, express or implied, as to the physical conditions of the Property or in connection with any matter relating to its condition, economic value, marketability, merchantability, feasibility, fitness, suitability or use; (3) Seller makes no representation or warranty as to any operative or proposed Laws or Environmental Laws which may now or hereafter apply to the Property; and (4) except as expressly provided in
Section 6.4, no representations or warranties of any kind have been made by Seller or its representatives.

                 (b) Buyer's Investigation. Buyer acknowledges that the purchase of the Property will be on the basis of Buyer's own investigation of:
(1) the physical conditions of the Property, including the soils, subsurface, geotechnical, seismic and environmental conditions thereof; (2) the Project Documents; (3) the operative or proposed governmental laws, ordinances, rules, regulations and requirements affecting or applicable to the Property and the terms and conditions of all applicable governmental permits and approvals; (4) the costs and fees associated with development and improvement of, or construction on, the Property; and (5) the economic value, marketability, merchantability, feasibility, suitability or use of the Property.

                 (c) "AS-IS" Purchase. Except for (1) the Seller's Improvements to be completed by Seller as described in Section 7.2 and (2) matters arising from or attributable to a material finding known to Seller and not disclosed to Buyer or a material breach by Seller of the representations and warranties set forth in Section 6.4, and subject to satisfaction or waiver of the conditions to Close of Escrow, Buyer will acquire the Property in an "AS IS" condition, based upon its own investigation as described above. Buyer expressly waives and negates the right to any express or implied warranties from Seller, including, but not limited to, all implied warranties of merchantability, condition, suitability or fitness for any particular purpose, and all warranties with respect to quality, capacity, workmanship and latent defects. Buyer assumes the risk that adverse physical conditions or the applicability and effect of governmental laws, ordinances, rules, regulations and requirements may not have been revealed by Buyer's investigation. As used herein, "material" shall mean all substantive findings that would influence or tend to influence Buyer's decision to acquire the Property. Seller shall have no obligation to correct any conditions or alleged defects discovered by Buyer during the course of its investigation or thereafter.

                 (d) Radioactive Materials. Buyer understands and acknowledges that property located within one thousand feet (1000') of the Property is currently being used for commercial engineering and manufacturing in the field of nuclear power, including the use, operation and/or production of high temperature gas-cooled reactors, radioisotope and radiopharmaceutical substances, fusion, and research and development activities related thereto.
At one time, the Property was part of the real property covered by Special Nuclear Materials License No. SNM-696 issued by the U.S. Nuclear Regulatory Commission ("NRC") and License No. 0145-80 issued by the California Department of Health Services, Radiologic Health Branch ("CDHS"). In 1988, upon the request of General Atomics, the licensee, the NRC released approximately 277 acres, including the Property, from License No. SNM-696 for unrestricted use, after an investigation and evaluation of the site. The release is evidenced by notice from the NRC dated June 22, 1988. Effective September 15, 1988, CDHS amended License No. 0145-80 to release such 277 acres, including the Property. To Seller's knowledge, remedial cleanup action on the Property was required by the NRC or CDHS prior to release of the Property from such Licenses. Seller does not have the requisite information to determine the exact nature or condition of the Property or the effects such uses have had on the physical condition of the Property.

                 (e) Waiver and Release. Buyer waives any and all rights to recover from Seller and its partners and affiliates, and their respective shareholders, directors, officers, employees, agents, successors and assigns, for any and all liabilities, liens, claims, damages, costs, expenses, suits or judgments (including attorneys' fees and court costs), whether direct or indirect, known or unknown, foreseen or unforeseen (collectively, "Claims"), which may arise from or are in any way connected with the physical conditions of the Property or any Laws or Environmental Laws now or hereafter applicable thereto, including, but not limited to, Claims arising from or related to soils, subsurface, geotechnical, seismic, hydrological or environmental conditions of the Property or defects in the design, engineering or construction of improvements now or hereafter located on the Property;

provided, however, that the foregoing shall not limit Buyer's remedies in the event of (1) Seller's failure to complete Seller's Improvements pursuant to
Section 7.2, or (2) Seller's breach of any express representation or warranty set forth in Section 6.4. Buyer expressly waives the benefits of Section 1542 of the California Civil Code, which provides as follows:

                 "A general release does not extend to claims which the creditor does not know or expect to exist in his favor at the time of executing the release, which if known to him must have materially affected the settlement with the debtor."

                 (f) Hazardous Materials. If Buyer should discover during its investigation of the Property any Hazardous Material [as determined under any federal, state or local law then in effect and including the matters described in Section 6.1(a)], asbestos or asbestos- bearing materials or other environmental condition subject to legal requirements for corrective or remedial action, Buyer shall, within a reasonable time, notify Seller in writing of the same. If such discovery is made after the Close of Escrow, Seller shall have no liability to Buyer arising out of such discovery except to the extent that Buyer can establish that Seller has breached the representation set forth in Section 6.4(c).

                 (g) Indemnification. Subject to and effective upon Close of Escrow, Buyer shall indemnify, protect, hold harmless and defend (by counsel reasonably acceptable to Seller) Seller and its partners and affiliates, and their respective shareholders, directors, officers, employees, agents, successors and assigns, from and against any and all Claims [as defined in
Section 6.2(e) above], including but not limited to Claims by third parties, arising from or in any way connected with: (1) the deposit, disposal, use, release or other generation of Hazardous Materials on the Property on or after the Closing Date, including but not limited to investigatory expenses, clean-up and other remedial costs, of whatever kind or nature, or (2) other physical conditions of the Property, including but not limited to Claims relating to soils, subsurface, geotechnical, seismic, hydrological or environmental conditions of the Property or defects in the design, engineering or construction of improvements now or hereafter located an the Property; provided, however, that the foregoing shall not limit Seller's liability in the event of (A) Seller's failure to complete Seller's Improvements pursuant to
Section 7.2, or (B) Seller's breach of any express representation or warranty set forth in Section 6.4. The obligations set forth in this Section 6.2(g) shall survive the Close of Escrow and shall not be merged with the Grant Deed.

                 (h) Project Documents. Buyer acknowledges that all engineering studies and reports, surveys, soils/geotechnical reports, maps and other information which Buyer may receive from Seller or its agents in connection with this sale transaction, including, but not limited to, the Project Documents described in Section 5.1, are provided without any warranty (whether oral or written, express or implied) by Seller as to their accuracy, sufficiency or lack of defects, except for the express representations regarding the Project Documents set forth in Section 6.4(d); and the foregoing are provided on the express condition that Buyer shall make its own independent verification of such information. Buyer agrees not to assert any liability of Seller arising out of Seller's providing of such information.

                 (i) Facilities Benefit Association. Buyer acknowledges that the City has caused to be filed in the Official Records of San Diego County documents setting forth boundaries for a Facilities Benefit Association ("F.B.A.") entitled the North University City Facilities Financing Plan and Facilities Benefit Assessment, as revised from time to time, which includes the Property. Under the terms and provisions of the F.B.A., the City is empowered to assess certain fees against the Property at the time an application for a building permit is made. Buyer shall pay all F.B.A. and other fees assessed against the Property or charged in connection with the development of the Property, including, without limitation, administration, application and processing fees, school fees, real property taxes and other exactions imposed on the Property in connection with such development. Buyer specifically acknowledges that Seller is under no obligation to secure an allocation of ADTs for the benefit of the Property in accordance with procedures developed pursuant to City Council Policy 600-36 or any similar City policy or procedure.

                 (j) Rough Grading. Buyer understands that, although rough grading of the Property to create level pads has been completed, such work was performed by Seller's predecessor-in-interest. Seller has not performed any grading or any construction of improvements on the Property. Seller has provided Buyer with a Certificate from Rick Engineering certifying that the Property has been graded in conformance with the approved Grading Plans, as described in Section 5.1(1), which work was completed prior to Seller's acquisition of the Property. Seller makes no representations or warranties as to the quality of the soils present on the Property. Except for Seller's Improvements described in Section 7.2, Seller has no obligation to perform any further work or to construct any improvements to the Property. If a grading defect is discovered on the Property after Closing, Seller shall, upon Buyer's request, assign to Buyer any cause of action which Seller may possess with respect to the Property against any contractors who may be liable for the defect.

         6.3 Buyer's Representation. Buyer agrees, represents and warrants, as of the date of execution of this Agreement and as of Close of Escrow, as follows: (a) Buyer is a corporation, duly formed, existing and in good standing under the laws of the State of Delaware; (b) Buyer has full legal right, power and authority to execute and fully perform its obligations under this Agreement pursuant to its governing instruments, without the need for any further corporate action; and (c) the persons executing this Agreement and other documents required hereunder on behalf of Buyer are the duly designated agents of Buyer and are authorized to do so.

         6.4 Seller's Representations and Warranties. Seller agrees, represents and warrants, as of the date of execution of this Agreement and, except for the representation set forth in Section 6.4(a)(2), as of Close of Escrow, as follows:

                 (a)      Authority.

                          (1)     Seller is a limited liability company, duly
formed, existing and in good standing under the laws of the State of Delaware; Seller has full legal right, power and authority to execute and fully perform its obligations under this Agreement pursuant to its governing instruments, without the need for any further action; and the persons executing this Agreement and other documents required hereunder on behalf of Seller are the duly designated agents of Seller and are authorized to do so.

                          (2)     As of the Effective Date, James R. Brooks is
the Vice President of Seller and the officer of Seller who is most familiar with the Science Center and that John V. Bragg, Jr. is the General Manager of the Science Center.

                 (b) Non-Foreign Affidavit. Seller is not a foreign person and is a United States person as defined in Section 7701(a)(30) of the Internal Revenue Code, as amended ("Code"). Prior to the Closing, Seller shall deliver to Escrow (with a copy to Buyer): (1) an affidavit, executed and sworn to under penalty of perjury, substantially in the form attached hereto as Exhibit "C"; and (2) an executed California Form 590-RE.

                 (c) Hazardous Materials. Seller has no knowledge, except as otherwise disclosed to Buyer in this Agreement or the Project Documents or in a writing delivered prior to expiration of the Due Diligence Period or pursuant to Section 6.4(j), of the existence or prior existence on the Property of any Hazardous Material. To Seller's knowledge, no summons, citation, directive, order or other communication has been issued to Seller arising out of or relating to the presence of Hazardous Material on the Property. Buyer shall have the right to perform an independent environmental assessment of the physical conditions of the Property, including the soils and subsurface thereof, pursuant to Section 7.1.

                 (d) Project Documents. To Seller's knowledge: (1) the Project Documents include all soils/geotechnical reports, engineering reports, surveys, and hazardous materials or environmental reports applicable to the Property which are in Seller's possession or under its reasonable control; and
(2) the copy of each Project Document delivered to Buyer is as complete as the original or copy thereof which is in Seller's possession or under its reasonable control.

                 (e) Assessments. Seller has not received written notice of any pending or planned public improvements or governmental assessments which will result in the recordation of any assessment or lien as an exception to title to the Property, except as otherwise disclosed in the Project Documents or the PR (including any supplements thereto). Seller makes no representation regarding the amount of F.B.A. fees payable by Buyer [which amount is subject to adjustment from time to time as described in Section 6.2(i)] or any other fees or exactions payable in connection with issuance of governmental permits and approvals for Buyer's proposed construction on the Property.

                 (f) Actions; Proceedings. Seller has not received written notice of, and has no knowledge of, any pending or threatened action or proceeding against Seller and relating to the Property.

                 (g) Condemnation; Rezoning. Seller has not received written notice of any pending or threatened proceeding to condemn all or any portion of the Property or to rezone the Property.

                 (h) Governmental Agreements. To Seller's knowledge, and except as disclosed in the Project Documents or the PR (including any supplements thereto), there are no agreements executed by Seller or Chevron Land and Development Company, on the one hand, and any governmental entity, on the other hand, which (1) limit the use or development of the Property or the availability of necessary utilities for the development of the Property and (2) will be binding upon Buyer or the Property after the Closing.

                 (i) Seller's Improvements. Seller is obligated to construct Seller's Improvements in order to satisfy conditions of City approval of the Final Map for the Science Center and such obligation is secured by subdivision improvement bonds.

                 (j) Change in Representation or Warranty. If, prior to Close of Escrow, Seller learns of any material fact or circumstance that causes any representation or warranty of Seller set forth above to become untrue, Seller shall notify Buyer in writing ("Change Notice") as soon as is reasonably possible after Seller learns of such fact or circumstance; and if such disclosure is made, Seller shall not be in breach of such representation or warranty as a result of such fact or circumstance. Seller shall have the option, but not the obligation, to take steps to cure or correct the situation so that the affected representation will be true and correct as of the Close of Escrow, and, if Seller exercises such option, Seller shall identify the corrective action in the Change Notice. If Seller elects to undertake corrective action such that the affected representation will be true and correct as of the Close of Escrow, the parties shall proceed with performance under this Agreement and the Closing, provided Seller completes such corrective action, and the Closing Deadline shall be extended for the time required by Seller to complete such cure but not to exceed thirty (30) days. If Seller does not elect to undertake such corrective action, then, within ten (10) days after Buyer's receipt of the Change Notice, but in no event later than the Closing Deadline, Buyer shall elect, by delivering written notice to Escrow Agent (with a copy to Seller) either to: (1) proceed with performance of this Agreement and the Closing; or (2) terminate this Agreement and the Escrow for non-satisfaction of a condition. In the event of termination pursuant to this Section: (A) Buyer's Deposit shall be returned to Buyer; (B) Seller shall reimburse Buyer for fifty percent (50%) of the actual out-of-pocket costs incurred by Buyer and payable to third parties in connection with Buyer's due diligence inspection of the Property, but not to exceed an aggregate amount of $25,000; and (C) neither party shall have any further rights or obligations hereunder except for any liability or obligation of Buyer pursuant to Section 7.1.

         6.5 Real Estate Commissions. Subject to and upon Close of Escrow, Seller shall pay a commission in connection with the sale of the Property in the amount of $249,144, which shall be split equally between Iliff, Thorn (representing Seller) and CB Commercial Real Estate Group, Inc. (representing Buyer) (collectively, "Brokers"), and a separate commission to the General Manager of the Science Center pursuant to a separate agreement between Seller and the General Manager. Seller and Buyer each represents and warrants to the other party that no brokers or finders, other than the Brokers and the General Manager, have been employed or are entitled to a commission or compensation in connection with this transaction as a result of the action or agreement of the indemnifying party. Each party agrees to indemnify, protect, hold harmless, and defend the other party (and its partners and affiliates and their respective officers, directors, shareholders, employees, agents, successors and assigns) from and against any obligation or liability to pay any such commission or compensation arising from the act or agreement of the indemnifying party.

         6.6 Land Sales Disclosure Act. Seller and Buyer intend that the sale of the Property will comply with the exception requirements of the Interstate Land Sales Full Disclosure Act, as stated in 15 U.S. Code Section 1702(a)(8), as set forth in Exhibit "D" attached hereto, and Seller and Buyer confirm that the conditions set forth in such Section are met.

         6.7 Survival of Warranties and Obligations. The representations and warranties given by Buyer and Seller in this Article 6, and all obligations under this Agreement to be performed after Close of Escrow [including, but not limited to, the obligations of Seller and Buyer with respect to Seller's Improvements set forth in Sections 7.2(c) through (i)], shall survive the Close of Escrow and delivery of the Grant Deed to Buyer; provided, however, that all representations and warranties by Seller shall terminate one (1) year after the Closing Date, except for any representation or warranty which Buyer claims to have been breached, as long as: (a) Buyer has notified Seller in writing of a claim of breach (identifying such breach in reasonable detail) within such one
(1)-year period, and (b) Buyer files a lawsuit for breach of such representation or warranty and gives written notice thereof to Seller within one (1) year after the expiration of such one-year period.


                                   ARTICLE 7
                             ADDITIONAL OBLIGATIONS

         7.1 Buyer's Access to Property. Between the Effective Date of this Agreement and the Closing or earlier termination of this Agreement, Seller shall allow Buyer (and its employees, agents, representatives and contractors) reasonable access to the Property during normal business hours, upon reasonable notice to Seller, in order to inspect, conduct reasonable soils tests, environmental assessment work, engineering studies and surveys, and other investigations required by Buyer, at Buyer's sole cost. Provided, however, in connection with any such entry, Buyer: (a) shall perform all work in a safe manner; (b) shall not permit any hazardous condition to remain on the Property;
(c) shall repair any damage or disturbance to the Property; and (d) shall keep the Property free and clear of all mechanics' or materialmen's liens arising out of Buyer's activities. In addition, Buyer shall procure and maintain, during all periods of entry on the Property pursuant to this Section, general liability and property damage insurance, with a combined single limit per occurrence of at least $1,000,000, and naming Seller as an additional insured. Prior to Buyer's first entry on the Property, Buyer shall deliver to Seller a certificate evidencing such insurance and providing that such coverage shall not be terminated or modified without at least thirty (30) days' prior written notice to Seller. Buyer shall indemnify, protect, hold harmless and defend (by counsel reasonably acceptable to Seller) Seller and its partners and affiliates, and their respective officers, directors, shareholders, employees, agents, contractors, successors and assigns, and Seller's property, from and against any and all liabilities, liens, claims, damages, costs, expenses, suits or judgments (including attorneys' fees and court costs) for labor or services performed or materials furnished to or for Buyer, or for personal injury, death or property damage, arising out of entry upon the Property, or any adjacent land owned by Seller or any affiliate of Seller, by Buyer or its employees, agents, representatives or contractors.

Notwithstanding any provision of this Agreement to the contrary, Buyer's obligations under this Section shall survive termination of this Agreement and Close of Escrow.

         7.2     Seller's Improvements.

                 (a) Defined. The improvement plans described in Section 5.1(q) have been approved by the City, and they identify the infrastructure improvements required for the Science Center under the terms and conditions of existing governmental permits and approvals. As used herein, "Seller's Improvements" means that portion of such infrastructure improvements which must be constructed in order to develop and improve the Property, which portion consists of: (1) surface street improvements to Science Center Drive to the extent necessary to provide access from Genesee Avenue to the Property; and (2) the extension of underground utility facilities (water, sewer, electricity, gas and telephone) to the Property boundary. As used herein, the "Improvement Plans" means the improvement plans described in Section 5.l(q), to the extent applicable to Seller's Improvements, as the same may be modified as required by the City during the course of construction.

                 (b) Schedule. The Closing is contingent upon approval by Seller and Buyer, prior to expiration of the Due Diligence Period, of a schedule for completion of Seller's Improvements, as provided in Section 5.2(b)(3). After expiration of the Due Diligence Period, the schedule may be modified from time to time with the written approval of Seller and Buyer. As used herein, the "Schedule" means the approved schedule in effect from time to time. It is anticipated that the Schedule will not require the commencement of Seller's Improvements until after the Closing Date.

                 (c) Construction by Seller. Subject to the Close of Escrow, Seller shall complete Seller's Improvements, at its sole cost, substantially in accordance with the Improvement Plans. Seller shall use commercially reasonable best efforts to commence and complete Seller's Improvements in accordance with the Schedule.

                 (d) Escrow Withhold. At least ten (10) days prior to expiration of the Due Diligence Period, Seller shall deliver to Buyer a written estimate of the cost of Seller's Improvements ("Cost Estimate"), which shall be reasonably determined based upon estimates provided by Seller's proposed contractor and consultation with Seller's engineer. The Closing is contingent upon Buyer's approval of the Cost Estimate prior to expiration of the Due Diligence Period, as provided in Section 5.2(b)(3). At the Closing, Escrow Agent shall deduct an amount equal to the Cost Estimate from the proceeds payable to Seller and withhold such amount ("Escrow Withhold") in Escrow after the Closing. The Escrow Withhold is intended to provide reasonable assurances to the Buyer that funds will be available to pay the costs of Seller's improvements. Escrow Agent shall invest the Escrow Withhold in a federally-insured, interest-bearing account approved by Seller, and all interest earned thereon shall be Seller's. Escrow Agent shall disburse funds from the Escrow Withhold to Seller, in partial payments from time to time, in order to pay or reimburse Seller for payment of costs incurred in the construction of Seller's Improvements. Each such disbursement shall be made upon Escrow Agent's receipt of the following: (1) a written request for disbursement from Seller; (2) copies of invoices indicating work performed in connection with Seller's Improvements in an aggregate amount not to exceed the amount of the requested disbursement; and (3) in the case of hard construction costs, (A) a statement signed by Seller's contractor and engineer indicating that the work covered by such invoices has been performed and (B) lien releases (conditional upon payment) covering the work indicated on the invoices, signed by the applicable contractor, subcontractor or supplier. Copies of each request for disbursement, together with the supporting documentation required above, shall be delivered to Buyer concurrently with delivery to Escrow Agent. After Completion of Seller's Improvements, as defined in Section 7.2(h) below, any balance remaining in the Escrow Withhold shall be disbursed to Seller.

                 (e) Access to Property. Seller and its contractors shall have a license to enter the Property after the Close of Escrow as reasonably required in order to complete Seller's Improvements. In connection with any such entry, Seller: (1) shall perform all work in a safe manner; (2) shall not permit any hazardous condition to remain on the Property; (3) shall repair any damage or disturbance to the Property; and (4) shall keep the Property free and clear of all mechanics' or materialmen's liens arising out of construction of Seller's Improvements. In addition, Seller shall procure and maintain, during all periods of entry on the Property pursuant to this Section, general liability and property damage insurance, with a combined single limit per occurrence of at least $1,000,000, and naming Buyer as an additional insured. Prior to Seller's first entry on the Property, Seller shall deliver to Buyer a certificate evidencing such insurance and providing that such coverage shall not be terminated or modified without at least thirty (30) days' prior written notice to Buyer.

                 (f) Indemnity. Seller shall indemnify, protect, hold harmless and defend Buyer from and against all liabilities, liens, claims, damages, costs, expenses, suits or judgments (including attorneys' fees and court costs) (collectively, "Claims") resulting from labor or services performed or materials furnished to or for Seller or from personal injury or property damage to the extent caused by Seller or its employees, agents or contractors, and arising in connection with construction of Seller's Improvements. Provided, however, the foregoing obligations of Seller shall not apply to Claims to the extent caused by the negligence or willful misconduct of Buyer or its employees, agents or contractors, and Buyer shall indemnify, protect, hold harmless and defend (by counsel reasonably acceptable to Seller) Seller from and against all such Claims.

                 (g) Buyer's Cooperation. Buyer shall cooperate reasonably with Seller's construction of Seller's Improvements, at no cost to Buyer, including the execution of any documents reasonably required by the City to authorize work on the Property, and Buyer shall not interfere with Seller's timely completion of Seller's Improvements.

                 (h) Completion. "Completion" of Seller's Improvements shall be deemed to have occurred upon delivery to Buyer of written notice from Seller verifying that Seller's Improvements have been completed, together with
(1) statement signed by Seller's contractor verifying that the City's final inspection has occurred, and (2) a statement signed by Seller's engineer verifying that Seller's Improvements have been substantially completed in accordance with the Improvement Plans. Upon delivery to Escrow Agent of copies of Seller's notice of completion and the statements signed by Seller's contractor and engineer, any balance remaining in the Escrow Withhold shall be disbursed to Seller.

                 (i) Force Majeure. If Seller is delayed in completing Seller's Improvements by reason of strikes, lock-outs, labor problems, inability to procure materials, failure of power or other utilities, actions or activities of Buyer, restrictive governmental laws or regulations, prolonged rain or other unusual or unseasonable weather conditions, riots, insurrection, war or other reason of a like nature which are not the fault of Seller, then the time for completion set forth in the Schedule shall be extended to the extent necessary as a result of such event.

         7.3 Government Approvals. Nothing in this Agreement shall be construed as authorizing Buyer, prior to the Closing, to apply for any zone change, amendment to the PID, variance, waiver, exception or other governmental act, approval or permit with respect to the Property, and Buyer shall not submit any such application without Seller's prior written approval. Seller's approval may be withheld if, in Seller's judgment, approval of the matter proposed by Buyer would have an adverse impact on the Property or any other portion of the Science Center. After Close of Escrow, Buyer's right to process governmental permits and approvals shall be subject to the provisions of the CC&Rs.

         7.4 Damage or Destruction. If any part of the Property is damaged or destroyed by fire or other casualty prior to the Closing, Seller shall promptly give notice thereof to Buyer. Buyer may elect, by delivering written notice to Seller within five (5) days after receipt of Seller's notice, to terminate this Agreement and the Escrow; and, in such event, unless Seller agrees within five (5) days after receipt of such notice to cure the damage on or before the Closing, this Agreement and the Escrow shall terminate and neither party shall have any further rights or obligations hereunder (except for any liability of Buyer pursuant to Section 7.1). If Buyer does not deliver written notice of termination within said 5-day period, then: (a) the parties shall continue performance under this Agreement and the Escrow, without modification of any of its terms and without any reduction in the Purchase Price; and (b) Seller shall have no obligation to repair or restore the Property and no liabilities or obligations to Buyer, and Buyer shall have no claims for damages or other remedies against Seller, as a result of such damage or destruction of the Property.

         7.5 Condemnation. If Seller receives actual notice that a condemnation or eminent domain action is filed against the Property or any part thereof (or that a taking is pending or contemplated) prior to the Closing, Seller shall promptly give notice thereof to Buyer. Buyer may elect, by delivering written notice to Seller within five (5) days after receipt of Seller's notice, to terminate this Agreement, and the Escrow. In the event of such termination, neither party shall have any further rights or obligations hereunder (except for any liability of Buyer pursuant to Section 7.1). If Buyer does not deliver written notice of termination within said 5-day period, then: (a) the parties shall continue performance under this Agreement and the Escrow, without modification of any of its terms and without any reduction in the Purchase Price; and (b) Seller shall assign and deliver to Buyer, subject to and effective upon the Closing for the affected Lot, all of Seller's interest in the award for such taking. Buyer shall have no other remedies against Seller as a result of such condemnation except as set forth in this Section.

         7.6 Possession. Possession of the Property shall be delivered by Seller to Buyer upon the Closing after recordation of the Grant Deed, free of debris and occupants, and, thereafter, all risk of loss and damage to the Property from whatever source shall be the sole responsibility of Buyer.

                                   ARTICLE 8
                               GENERAL PROVISIONS

         8.1     Assignment.

                 (a) By Seller. Seller shall have the right to convey the Property and to assign its rights hereunder without the prior written consent of Buyer, provided that the assignee concurrently acquires real property included in the Science Park (consisting of all or any portion of the real property currently owned by Seller). To the extent Seller assigns its obligations hereunder, the assignee shall assume such obligations in writing and Seller shall be released from such obligations as of the date of such assignment. Seller shall remain liable for any obligations which are not assigned to and assumed by the assignee.

                 (b)      By Buyer.

                          (1)     Buyer shall have the right, without Seller's
consent, to assign this Agreement, or any of its rights or obligations hereunder, to: (i) any parent, subsidiary or affiliate of Buyer; or (ii) an entity in connection with the implementation of any financing for the purchase of the Property, including a sale/leaseback, any transaction commonly known as a "synthetic lease", "tax ownership/operating lease" or "off balance sheet financing", or any other arrangement with a related or unrelated entity pursuant to which the assignee grants to Buyer (or any subsidiary or affiliate of Buyer) the right to lease the Property following the Closing. In connection with any assignment by Buyer permitted by this Section 8.1(b)(1), Buyer shall not be required to delegate any of its duties under the Agreement to the assignee, nor shall the assignee be required to assume any of the obligations or liabilities of Buyer under the Agreement (including liability for Buyer's representations and warranties under the Agreement); provided, however, that whether or not such duties are delegated to or assumed by the assignee, Buyer shall remain personally liable to Seller for the performance of all of its obligations under the Agreement following any such assignment. Notwithstanding the foregoing, no assignment by Buyer pursuant to this Section 8.1(b)(1) shall be binding on Seller unless and until written notice of such assignment, evidencing satisfaction of the circumstances described in (i) or (ii) above, has been delivered by Buyer to Seller and Escrow Agent.

                          (2)     Except as permitted under Section 8.1(b)(1)
above, Buyer's rights and obligations hereunder shall be assignable only with the prior written consent of Seller, which consent shall not be unreasonably withheld. The following conditions shall apply to any such assignment to which Seller consents: (i) no such assignment shall release Buyer from its obligations hereunder; (ii) for the benefit of Seller, the assignee shall specifically assume the obligations, representations and warranties of Buyer under this Agreement and under any additional escrow instructions executed pursuant hereto, shall be bound by all approvals previously given (or deemed given) by Buyer hereunder, and shall provide a warranty of authority comparable to Section 6.3; and (iii) such assignment shall not be binding on Seller unless and until written notice of such assignment and a copy of the assumption agreement described above have been delivered by Buyer to Seller and Escrow Agent.

         8.2 Attorneys' Fees. If either party commences legal proceedings for any relief against the other party arising out of this Agreement, the losing party shall pay the prevailing party's legal costs and expenses, including, but not limited to, reasonable attorneys' fees and costs as determined by the court. The prevailing party shall be that party receiving substantially the relief sought in the proceeding, whether brought to final judgment or not.

         8.3 Computation of Time Periods. All periods of time referred to in this Agreement shall include all Saturdays, Sundays and state or national holidays, unless the period of time specifies business days. The term "business days" means days other than Saturdays, Sundays and state or national holidays. If the date or last date to perform any act or give any notice or approval shall fall on a Saturday, Sunday or state or national holiday, such act or notice shall be deemed to have been timely performed or given if performed or given on the next business day.

         8.4 Construction. The captions and paragraph headings used in this Agreement are inserted for convenience of reference only and are not intended to define, limit or affect the construction or interpretation of any term or provision hereof. This Agreement shall not be construed as if it had been prepared by only Buyer or Seller, but rather as if both Buyer and Seller had prepared the same.

         8.5 Counterparts. This Agreement or any escrow instructions pursuant to this Agreement may be executed in multiple copies, each of which shall be deemed an original, but all of which shall constitute one Agreement after each party has signed such a counterpart.

         8.6 Entire Agreement. This Agreement, together with all exhibits attached hereto and other agreements expressly referred to herein, constitutes the entire agreement between the parties with respect to the purchase and sale of the Property. All prior or contemporaneous agreements, understandings, representations, warranties and statements, oral or written, are superseded, including without limitation the letter agreement dated January 7, 1997 addressed to John V. Bragg, Jr. from W. Neil Fox of CB Commercial Real Estate Group, Inc.

         8.7 Exhibits. All exhibits referred to herein are attached hereto and incorporated herein by reference.

         8.8 Further Assurances. The parties agree to perform such further acts and to execute and deliver such additional documents and instruments as may be reasonably required in order to carry out the provisions of this Agreement and the intentions of the parties.

         8.9 Gender, Number. As used herein, the singular shall include the plural and the masculine shall include the feminine, wherever the context so requires.

         8.10 Governing Law. This Agreement shall be governed, interpreted, construed and enforced in accordance with the laws of the State of California.

         8.11 Joint and Several Liability. If Buyer consists of more than one person or entity, the liability of each such person or entity shall be joint and several.

         8.12 Modification, Waiver. No modification, waiver, amendment or discharge of this Agreement shall be valid unless the same is in writing and signed by both Buyer and Seller. The escrow instructions shall be considered a part of this Agreement, and no provision in said escrow instructions shall supersede or contradict the provisions of this Agreement, unless the parties agree in writing to such change. The exercise of any remedy provided by the provisions of this Agreement or at law or in equity shall not exclude any other remedy, unless it is expressly excluded.

         8.13 Mutual Covenants. In consideration of the mutual promises of the parties hereto, and of the execution of this Agreement by the parties, each party hereby agrees in good faith to utilize commercially reasonable efforts in connection with the performance of all obligations and the satisfaction of conditions hereunder, and in connection with the taking of any and all actions reasonably necessary with respect to any investigation, review, or other procedure required in order to enable such party to grant or withhold its consent or approval as provided for herein, it being the intention of each party that such covenant of good faith and utilization of commercially reasonable efforts shall be deemed sufficient and valid consideration for the promises of each party hereunder. Absent an express statement to the contrary, whenever any consent or approval of a party is required hereunder, such party shall not unreasonably withhold or delay such consent or approval.

         8.14 No Other Inducement. The making, execution and delivery of this Agreement by the parties hereto has been induced by no representations, statements, warranties or agreements other than those expressed herein.

         8.15 Notice. Notice to either party shall be in writing and either personally delivered or sent by an overnight courier service such as Airborne, Federal Express or Purolator, or by first-class mail, registered or certified mail, postage prepaid, return receipt requested, addressed to the party to be notified at the address specified herein. Any such notice shall be deemed received on the date of receipt if personally delivered or sent by overnight courier to the party (or such party's authorized representative) or three (3) business days after deposit in the U.S. Mail, as the case may be.

                 Seller's Address for Notice:

                 MS Vickers II, LLC
                 Attn:  James R. Brooks, Vice President
                 1999 Avenue of the Stars, Suite 2000
                 Los Angeles, CA 90067
                 Tel:   (310) 203-0817
                 Fax:  (310) 203-9703

                 With copies to:

                 Torrey Pines Science Center
                 Attn:  John V. Bragg, Jr., General Manager
                 4275 Executive Square, Suite 800
                 La Jolla, CA  92037
                 Tel:   (619) 546-2930
                 Fax:  (619) 546-2812

                 Brobeck, Phleger & Harrison
                 Attn:  Ellen B. Spellman, Esq.
                 550 West C Street, Suite 1300
                 San  Diego, CA  92101
                 Tel:   (619) 699-0258
                 Fax:  (619) 234-3848


                 Buyer's Address for Notice:

                 Neurocrine Biosciences, Inc.
                 Attn:  Paul Hawran, Chief Financial Officer
                 3050 Science Park Road
                 San Diego, CA  92121
                 Tel:   (619) 658-7658
                 Fax:  (619) 658-7605

                 With a copy to:

                 Wilson, Sonsini, Goodrich and Rosati
                 Attn:  Lauren Boro, Esq.
                 650 Page Mill Road
                 Palo Alto, CA 94304
                 Tel:   (415) 493-9300
                 Fax:  (415) 496-4086

Either party may change its address for notice by delivering written notice to the other party as provided herein. Buyer and Seller, and their respective counsel, hereby agree that notices from Buyer or Seller may be given by their respective counsel and that for the purpose of giving such notice, either party's counsel may communicate directly with the other party.

         8.16 Severability. If any term, provision, covenant or condition of this Agreement is held to be invalid, void or otherwise unenforceable, to any extent, by any court of competent jurisdiction, the remainder of this Agreement shall not be affected thereby, and each term, provision, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         8.17 Successors. Subject to the restriction on assignment contained herein, all terms of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, legal representatives, successors, and assigns.

         8.18 Time. Time is of the essence of each provision of this Agreement, including without limitation all time deadlines for satisfying conditions and Close of Escrow.

                 THE SUBMISSION OF THIS AGREEMENT FOR EXAMINATION OR THE NEGOTIATION OF THE TRANSACTION DESCRIBED HEREIN DOES NOT CONSTITUTE AN OFFER TO SELL BY SELLER, AND THIS AGREEMENT DOES NOT CONSTITUTE A BINDING CONTRACT UNTIL EXECUTED BY SELLER.

                  (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

                 [Signature Page to Purchase and Sale Agreement
                            and Escrow Instructions]


         IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Agreement and Escrow Instructions as of the Effective Date first set forth above.


        SELLER:                            MS VICKERS II, LLC, a Delaware
                                           limited liability company


                                           By: _________________________________
                                               James R. Brooks,
                                               Vice President

                 [Signature Page to Purchase and Sale Agreement
                            and Escrow Instructions]


         BUYER:                            NEUROCRINE BIOSCIENCES, INC.,
                                           a Delaware corporation


                                           By: /S/ PAUL HAWRAN

                                           Title: Senior Vice President & CFO


                                           By: /S/ GARY LYONS

                                           Title: CEO

                            CONSENT OF ESCROW AGENT



SELLER:          MS VICKERS II, LLC, a Delaware Limited liability company

BUYER:           NEUROCRINE BIOSCIENCES, INC., a Delaware corporation

ESCROW NO.:      7353001-48

________________________________________________________________________________

         The undersigned ("Escrow Agent") hereby acknowledges receipt of the following:

                 (1) A Purchase and Sale Agreement and Escrow Instructions ("Agreement") dated February 13, 1997 and executed by the Seller and Buyer identified above; and

                 (2) Buyer's $250,000 Deposit described in Section 1.3(a) of the Agreement.

The undersigned hereby agrees to act as the Escrow Agent in accordance with the provisions of the Agreement.

This Consent is executed on _______________, 1997 which shall constitute the "Opening of Escrow" pursuant to Section 3.2 of the Agreement.


                                           ESCROW AGENT:

                                           CHICAGO TITLE COMPANY


                                           By: _________________________________
                                               Escrow Officer





                            CONSENT OF ESCROW AGENT

                           ACKNOWLEDGMENT OF BROKERS



         Each of the undersigned (each, a "Broker") acknowledges and agrees as follows:

         (1) It has read and reviewed the foregoing Purchase and Sale Agreement and Escrow Instructions ("Agreement") dated _______________, 1997, by and between MS VICKERS II, LLC, a Delaware limited liability company (as "Seller"), and NEUROCRINE BIOSCIENCES, INC., a Delaware corporation (as "Buyer").

         (2) Payment, subject to and upon Close of Escrow, of a real estate commission of $249,144 split 50/50 between the two Brokers in accordance with
Section 6.5 of the Agreement, shall discharge in full its right to receive a commission or other compensation in connection with the transaction described therein.

         (3) If the Close of Escrow does not occur, for any reason (including as a result of a default by either Buyer or Seller, termination of this Agreement pursuant to Section 5.2 or 5.3, or a rescission or termination by mutual agreement of Buyer and Seller), then, in any such event: (a) no commission shall be paid to or deemed earned by Broker, (b) Broker shall have no interest in any liquidated damages recovered by Seller, if any, (c) Broker shall have no claim or action against Seller or Buyer, and (d) neither Seller nor Buyer shall have any liability to Broker.

         BROKER:                      ILIFF, THORN


                                      By: _________________________________

                                      Title: ______________________________

                                      Date: _______________________________

         BROKER:                      CB COMMERCIAL REAL ESTATE GROUP, INC.


                                      By: _________________________________

                                      Title: ______________________________

                                      Date: _______________________________






                           ACKNOWLEDGMENT OF BROKERS

                                LIST OF EXHIBITS



                 A        General Escrow Instructions
                 B        Grant Deed
                 C        Non-Foreign Affidavit
                 D        Interstate Land Sales Act Section







                                LIST OF EXHIBITS

                                  EXHIBIT "A"

                          GENERAL ESCROW INSTRUCTIONS

                            [Chicago Title Company]


         These General Escrow Instructions are attached to and incorporated as a part of the Purchase and Sale Agreement and Escrow Instructions ("Agreement"), effective as of _______________, 1997, by and between MS VICKERS II, LLC, a Delaware limited liability company ("Seller"), and NEUROCRINE BIOSCIENCES, INC., a Delaware corporation ("Buyer"). The Agreement constitutes escrow instructions to Chicago Title Company ("Escrow Agent"). By executing the Agreement, Seller and Buyer agree to be bound by the Agreement, including these General Escrow Instructions. By executing the Consent of Escrow Agent included in the Agreement, Escrow Agent agrees to act in accordance with the Agreement, including these General Escrow Instructions.

                      GENERAL INSTRUCTIONS TO ESCROW AGENT

         1. You are instructed to act in accordance with the terms and conditions of the Agreement insofar as is required to Close the Escrow. Specifically, you are to be concerned only with: Articles 1, 2, 3 and 4; Sections 5.2 and 5.3 of Article 5; Sections 6.3, 6.4(b) and 6.5 of Article 6; Sections 7.4 and 7.5 of Article 7; and Sections 8.1, 8.3, 8.5, 8.6, 8.7, 8.12,
8.15 and 8.18 of Article 8. All other terms, conditions and provisions of the Agreement affect the principals only and you are not to be concerned or liable therefor.

         2. Assume a 30 day month in any proration herein provided, and unless otherwise instructed, you are to use the information contained in the latest available tax statement, including any supplemental taxes of record, rental statement as provided by seller and beneficiary's or association statements delivered into escrow for proration purposes.

         3. Upon close of escrow you are instructed to charge our respective accounts the costs attributable to each, including but not limited to those indicated herein.

         4. Time is of the essence of these instructions. If this escrow is not in a condition to close by the Time Limit Date and written demand for cancellation is received by you from any principal to this escrow after said date, you shall act in accordance with paragraph 7 of the General Provisions. If no conflicting instruction or demand for cancellation is made, you will proceed to close this escrow when the principals have complied with the escrow instructions. In the event one or more of the General Provisions are held to be invalid in judicial proceedings, those remaining will continue to be operative. Any amendments of or supplements to any instructions affecting this escrow must be in writing. The principals will hand you any funds and instruments required from each respectively to complete this escrow. As used in these General Escrow Instructions, the "Time Limit Date" means the Closing Deadline specified in the Agreement.

         5. If any check submitted to escrow is dishonored when presented for payment, you are authorized to notify all principals and/or their respective agents of such non payment.

         6. You are instructed to deliver and/or record all documents and disburse all funds when you can comply with these instructions and insure title as called for herein. The Agreement and any escrow instructions pursuant thereto may be executed in counterparts and together shall constitute one and the same document. All documents, balances and statements due to the parties are to be mailed to the respective addresses shown in the Agreement, unless otherwise directed. Buyer and Seller acknowledge that any documents to be recorded bearing non-original (facsimile) signatures will not be accepted for recording by the county recorder.

         7. ESCROW HOLDER IS HEREBY AUTHORIZED AND INSTRUCTED TO IMMEDIATELY RELEASE TO SELLER THE NONREFUNDABLE SUM OF $250,000 FROM FUNDS DEPOSITED HEREIN BY BUYER, WHICH IS TO BE APPLIED TO THE PURCHASE PRICE AT CLOSE OF ESCROW, PURSUANT TO SECTION 1.3 OF THE AGREEMENT. THE PARTIES UNDERSTAND THAT THIS ESCROW WILL NOT HAVE BEEN COMPLETED AND THAT NO PAPERS WILL HAVE BEEN FILED OF RECORD AT THE TIME OF THE RELEASE OF FUNDS. THE INSTRUCTIONS AND ORDER FOR DISBURSEMENT OF FUNDS IS GIVEN WITH THE FULL KNOWLEDGE OF THE CONDITION OF THIS ESCROW AND TITLE TO THE PROPERTY WHICH IS THE SUBJECT OF THIS ESCROW. PAYMENT OF THIS MONEY IS WITHOUT LIABILITY OR RECOURSE TO ESCROW HOLDER. YOU AS ESCROW HOLDER ARE RELIEVED FROM ALL LIABILITY BY REASON OF YOUR MAKING SUCH ADVANCE PAYMENT, AND YOU WILL NOT BE REQUESTED TO AID IN THE RECOVERY OF SAID AMOUNT IN THE EVENT THIS ESCROW IS NOT CONSUMMATED.

                               GENERAL PROVISIONS

         1. The phrase "close of escrow" (or COE) as used in this escrow means the date on which documents are recorded, unless otherwise specified.

         2. Recordation of any instruments delivered through this escrow, if necessary or proper for the issuance of the policy of title insurance called for, is authorized.

         3. No examination or insurance as to the amount or payment of personal property taxes is required unless specifically requested.

         4. You are further authorized to furnish to any broker or lender identified with this transaction or anyone acting on behalf of such broker or lender, any instructions, amendments, statements, or notices of cancellation given in connection with this escrow.

         5. All written notices, communications, change of instructions and documents are required to be delivered timely at the office of Chicago Title Company as set forth herein.

         6. All funds received in this escrow shall be deposited with other escrow funds in one or more escrow (demand) accounts of Chicago Title Company in any state or national bank. The parties to this escrow understand that the escrow accounts you maintain with the depository institutions contribute to your value as a customer of these institutions which, in turn, may make available to Chicago Title Company an array of bank services, accommodations or other benefits. You shall have no obligation to account for the value realized by Chicago Title Company for these services, accommodations or other benefits. All disbursements shall be made by your check, unless otherwise instructed. You shall not be responsible for any delay in closing if funds received by escrow are not available for immediate withdrawal. Chicago Title Company may, at its option, require concurrent instructions from all principals prior to release of any funds on deposit in this escrow.

         7. If demand to cancel is submitted after the Time Limit Date, any principal so requesting you to cancel this escrow shall file notice of demand to cancel in your office in writing. You shall within three (3) working days thereafter mail by certified mail one copy of such notice to each of the other principals at the address stated in this escrow. Unless written objection thereto is filed in your office by a principal within fifteen (15) calendar days after the date of such mailing, you are instructed to cancel this escrow. If this is a sale escrow, you may return the lender's papers and/or funds upon lender's demand.

         8. In the event that this escrow is canceled, any fees or charges due Chicago Title Company including cancellation fees and any expenditures incurred or authorized shall be paid from funds on deposit unless otherwise specifically agreed to or determined by a court of competent jurisdiction.
Upon payment thereof, return documents and monies to the respective parties depositing same, or as ordered by the court, and void any executed instruments.

         9. If there is no written activity by a principal to this escrow within any six-month period after the Time Limit Date set forth herein, Chicago Title Company may, at its option, terminate its agency obligation and cancel this escrow, returning all documents, monies or other items held, to the respective parties entitled thereto, less any fees and charges as provided herein.

         10. If, for any reason, funds are retained or remain in escrow after the closing date, you may deduct therefrom a reasonable charge as custodian, of not less than $25.00 per month, unless otherwise specified.

         11. In the event that you should receive or become aware of conflicting demands or claims with respect to this escrow, or the rights of any of the parties hereto, or any money or property deposited herein, you shall have the absolute right at your option to discontinue any or all further acts until such conflict is resolved to your satisfaction.

         12. You are released from and shall have no liability, obligation or responsibility with respect to (a) withholding of funds pursuant to Section 1445 of the Internal Revenue Code of 1986 as amended, and to Sections 18662 and 18668 of the California Revenue and Taxation Code, (b) advising the parties as to the requirements of said Section 1445, (c) determining whether the transferor is a foreign person or a non-resident under such Section, nor (d) obtaining a non foreign affidavit or other exemption from withholding under said Sections nor otherwise making any inquiry concerning compliance with such Sections by any party to the transaction.

         13. The parties hereto, by execution of these instructions. acknowledge that the escrowholder assumes no responsibility or liability whatsoever for the supervision of any act or the performance of any condition which is a condition subsequent to the closing of this escrow.

         14. In the absence of instructions to the contrary, you are hereby authorized to utilize wire services, overnight, next day, or other expedited delivery services (as opposed to the regular U.S. Mail) and to charge the respective party's account accordingly.

         15. If you pay a demand to reconvey a revolving line of credit or equityline deed of trust, you are hereby instructed on my behalf and for my benefit, to request that the lender issuing said demand cancel said revolving line or equityline of credit.

         16. You are authorized to destroy or otherwise dispose of any and all documents, papers, instructions, correspondence and other material pertaining to this escrow at the expiration of six (6) years from the close of escrow or cancellation thereof, without liability and without further notice.

         17. IMPORTANT NOTICE: Except for wire transfers, funds remitted to this escrow are subject to availability requirements imposed by Section 12413.1 of the California Insurance Code. CASHIER'S, CERTIFIED OR TELLER'S checks, payable to CHICAGO TITLE COMPANY are generally available for disbursement on the next business day following the date of deposit. Other forms of payment may cause extended delays in the closing of your transaction pursuant to the requirements imposed by State Law. (Wire transfer information available upon request.)

         18. ALL PARTIES TO THIS ESCROW ACKNOWLEDGE THAT CHICAGO TITLE COMPANY DOES NOT PROVIDE LEGAL ADVICE NOR HAS IT MADE ANY INVESTIGATION, REPRESENTATIONS OR ASSURANCES WHATSOEVER REGARDING THE LEGAL ASPECTS OR COMPLIANCE OF THIS TRANSACTION WITH ANY TAX, SECURITIES OR ANY OTHER STATE OR FEDERAL LAWS. IT IS RECOMMENDED THAT THE PARTIES OBTAIN INDEPENDENT LEGAL COUNSEL AS TO SUCH MATTERS.

                                  EXHIBIT "B"

                                   GRANT DEED



RECORDING REQUESTED BY:                    )
                                           )
                                           )
WHEN RECORDED, MAIL TO:                    )
                                           )
Neurocrine Biosciences                     )
Attn:    Paul Hawran,                      )
         Chief Financial Officer           )
3050 Science Park Road                     )
San Diego, CA 92121                        )
                                           )
MAIL TAX STATEMENTS TO:                    )
                                           )
SAME AS ABOVE                              )
                                           )
                                           )
--------------------------------------------------------------------------------

A Portion of Tax Assessor's Parcel No. _____________________

Amount of Documentary Transfer Tax shown on attached paper--not for public record.


                                   GRANT DEED


         FOR A VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, MS VICKERS II, LLC, a Delaware limited liability company ("Grantor"), hereby grants to NEUROCRINE BIOSCIENCES, INC., a Delaware corporation ("Grantee"), the real property located in the City of San Diego, County of San Diego, State of California, described as follows and hereinafter referred to as the "Property":

                 Lots 29 and 30 of Torrey Pines Science Center, Unit No. 2, in the City of San Diego, County of San Diego, State of California, according to Map thereof No. 12845, filed in the Office of the County Recorder of San Diego County on July 23, 1991.

SUBJECT TO:

(a) All general and special real property taxes and assessments, not delinquent; and

         (b) Easements, liens, charges, covenants, restrictions, reservations and other terms and provisions set forth in that certain Declaration of Covenants, Conditions, and Restrictions for Torrey Pines Science Center (Unit 2), executed by Chevron Land and Development Company dated June 22, 1994, and recorded on June 27, 1994 as File No. 1994-0405385 of the Official Records of San Diego County, California, as amended as of the date hereof ("Declaration"), which Declaration is by this reference incorporated herein and made a part hereof. The Property is conveyed to Grantee together with all easements set forth in the Declaration which are appurtenant to the Property. By acceptance of this Grant Deed, Grantor accepts and agrees to be bound by the covenants, conditions, restrictions, rights and liabilities set forth in the Declaration, which shall bind successor owners of the Property conveyed to Grantee as covenants running with the land.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                         [Signature Page to Grant Deed]


         IN WITNESS WHEREOF, Grantor has executed this Grant Deed on _______________, 199_.


         GRANTOR:                          MS VICKERS II, LLC, a Delaware
                                           limited liability company


                                           By: _________________________________
                                               James R. Brooks, Vice President



STATE OF CALIFORNIA               )
                                  )        ss
COUNTY OF _________________       )


         On _____________, before me, _____________________________, Notary
Public, personally appeared __________________________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

         WITNESS my hand and official seal.


                                           _____________________________________
                                           Signature

[SEAL]

                         [Signature Page to Grant Deed]


AGREED AND ACCEPTED and executed on _______________, 199_.

         GRANTEE:                          NEUROCRINE BIOSCIENCES, INC., a
                                           Delaware corporation

                                           By: _________________________________

                                           Title: ______________________________


                                           By: _________________________________

                                           Title: ______________________________



STATE OF CALIFORNIA               )
                                  ) ss
COUNTY OF _________________       )


         On _______________, before me, ______________________________, Notary
Public, personally appeared ______________________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

         WITNESS my hand and official seal.



                                           _____________________________________
                                           Signature

[SEAL]

                                  EXHIBIT "C"

                                   AFFIDAVIT

                   [Non-Foreign Affidavit Pursuant to FIRPTA]

SELLER:          MS VICKERS II, LLC, a Delaware limited liability company

BUYER:           NEUROCRINE BIOSCIENCES, INC., a Delaware corporation

PROPERTY:        Lots 29-30 of Map No. 12845

ESCROW NO.:      Chicago Title Company Escrow No. 7353001-48

--------------------------------------------------------------------------------

         MS VICKERS II, LLC, a Delaware limited liabiity company ("Seller"), hereby certifies the following:

         1. Seller is the owner of the Property identified above. No other person or entity has an ownership interest in the Property.

         2. Seller is not a foreign person and is a "United States Person" as such term is defined in Section 7701(a)(30) of the Internal Revenue Code, as amended (the "Code").

         3. Seller's U.S. Tax Identification Number is: __________________. Seller's business address is:__________________________________________________.

         4. This Affidavit is provided pursuant to Section 1445 of the Code which requires a transferror of a U.S. real property interest to withhold tax if the transferee is a foreign person. Seller understands that the purchaser of the Property intends to rely on this Affidavit in connection with the United States Foreign Investment and Real Porperty Tax Act (FIRPTA).

 The undersigned hereby declares under penalty of perjury that the foregoing is true and correct.

DATED: _____________                       SELLER:

                                           MS VICKERS II, LLC, A Delaware
                                           limited liability company


                                           By:__________________________________
                                                James R. Brooks, Vice President

                                  EXHIBIT "D"

                       INTERSTATE LAND SALES ACT SECTION

                   [15 United States Code Section  1702(a)(8)
                      Chapter 42 - Interstate Land Sales]


Section  1702.  Exemptions.

         (a) Unless the method of disposition is adopted for the purpose of evasion of this chapter, the provisions of this chapter shall not apply to . .
 .

                 (8) the sale or lease of real estate which is zoned by the appropriate governmental authority for industrial or commercial development.





                                      D-1